UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2016

CHUY’S HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35603 (Commission File Number)	20-5717694 (IRS Employer Identification No.)

1623 Toomey Rd.
Austin, Texas 78704
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 473-2783

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On June 17, 2016, Chuy’s Holdings, Inc. (the “Company”) announced that Doug Schmick, a member of the board of directors, passed away. The Company is deeply saddened by Mr. Schmick’s passing and extends its heartfelt condolences to his family. Mr. Schmick served as a director of the Company since April 2013. Mr. Schmick was the chairperson of the compensation committee and also served as a member of the nominating and corporate governance committee.

On June 17, 2016, the Company notified Nasdaq that, as a result of Mr. Schmick’s death, the Company was no longer in compliance with Section 5605(b)(1) of the Nasdaq Listing Rules, which requires each Nasdaq listed company to have a majority of independent directors. On June 20, 2016, the Company received notice from Nasdaq that the Company was no longer in compliance with the requirements of Section 5605(b)(1) of the Nasdaq Listing Rules. Section 5605(b)(1)(A) of the Nasdaq Listing Rules provide the Company a cure period of 180 days from the date of Mr. Schmick’s death on June 14, 2016 to regain compliance. The board of directors will use this cure period to conduct a search for a replacement independent member of its board of directors and expects to be in compliance with Section 5605(b)(1) by announcing a new board member prior to the expiration of the cure period.

Certain statements in this Current Report on Form 8-K that are not historical facts, including, without limitation, those relating to our search for a replacement independent board member, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors disclosed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHUY’S HOLDINGS, INC.

By:	/s/ Jon W. Howie
Jon W. Howie Vice President and Chief Financial Officer

Date: June 21, 2016